Exhibit 10.20

Third Amendment To Lease

This is an amendment to that certain Redwood Business Park Full Service Lease – dated October 4, 1999, including Amendment To Lease dated August 22, 2000 and Second Amendment To Lease dated December 14, 2004, by and between Redwood Business Park I, LLC, as Landlord and Force10 Network, Inc. (formerly known as Turin Networks, Inc., a Delaware Corporation as Tenant for the real property commonly known as 1415 N. McDowell Blvd., Petaluma, county of Sonoma, state of California.

THE PARTIES ENTER INTO THIS AMENDMENT based upon the following facts, understandings and intentions:

A. SA Challenger, Inc., a Minnesota corporation is successor in interest to Redwood Business Park I, LLC., hereafter referred to as “Landlord” and Force 10 Networks, Inc., a California corporation, is successor in interest to Turin Networks, Inc., hereafter referred to as “Tenant” have entered into that certain Redwood Business Park Full Service Lease - dated October 4, 1999, as amended by that certain Amendment To Lease dated August 22,2000 and Second Amendment To Lease dated December 14, 2004 (“Lease”) covering approximately 31,010 square feet, more or less, (“Original Premises”) of the real property commonly known as 1415 N. McDowell Blvd., Petaluma, CA.

B. Landlord and Tenant desire to extend the term of the Lease and reduce the size of Tenant’s occupancy to approximately 13,620 square feet, more or less, (“Premises”) to a location described on Exhibit-A as “Subject Premises.”

C. The capitalized terms used in this Amendment and not otherwise defined herein shall have the same meaning given to such terms in the Lease.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Premises: The total leased Premises shall be approximately 13,620 square feet more or less, (hereafter referred to as “Premises”) and further described as Subject Premises on Exhibit-A attached hereto and made a part hereof by reference. As part of Tenant’s Premises, Tenant shall have use of its prorated share of the area described as “Network Equipment Room” on Exhibit-A.

2. Term: The term of the Lease for the Premises shall be for one (1) year, commence December 1, 2010 and terminate on November 30, 2011.

3. Rent: The monthly Base Rent for the Premises shall be Thirteen Thousand Six Hundred Twenty and 00/100 ($13,620.00) Dollars.

4. Utilities: Tenant shall pay directly to the provider, for 100% of all gas and electricity, as described in Paragraph 7 of the Lease that is provided to the entire building until such time as Landlord demises the building for future tenants.

5. Operating Expenses: The Base Year for Property Taxes and Operating Expenses shall be 2010. Tenant’s Share of Common Area Expenses shall be forty three and eighty nine one-hundredths (43.89%) percent of the building. In order to conserve energy, Tenant shall coordinate with property management and use its best efforts to reduce the use of HVAC and other building systems in those areas of the building that are not included in the leased Premises.

Except for PG & E, and maintenance of the HV AC unit that supplies the Network Equipment Room, which shall be paid by Tenant, Landlord, at Landlord’s expense shall provide the Premises with the services described. in Paragraph 7 of the Lease and be responsible for all costs and expenses associated with any and all Building Operating Expenses as described in Paragraph 4 of the Lease.

6. Tenant Improvements: Tenant currently occupies the Premises and hereby accepts the Premises in its present “AS-IS” condition. Landlord reserves the right to install those dotted-line demising Walls as shown on Exhibit A, separation of utilities and mechanical systems in order to divide Tenant’s Premises from the remainder of the building at anytime in the future, provided that Landlord’s work is professionally conducted under commercially reasonable standard of practice and does not unreasonably interfere with the operation of Tenant’s business. Additionally, Landlord agrees to provide Tenant with at least thirty (30) days advanced written notice prior to the commencement of its work.

Tenant shall remove all furniture and personal property from the unoccupied portion of the building by December 31, 2010.

Tenant shall continue to have access to use the “Breakroom” in its “AS-IS” condition until the Landlord demises the building for multi-tenant purposes.

Should Landlord demise the building for multi-tenant purposes, Tenant, at Tenant’s sole cost and expense, shall configure and move its data and phone systems, into the North side of the existing Network Equipment Room, as described on Exhibit-A attached hereto, so as to accommodate multiple users within the Network Equipment Room.

7. Security Deposit: Tenant has previously deposited with a Security Deposit in the amount of Twenty Eight Thousand Two Hundred Dollars and 00/100 ($28,200.00) Dollars. Upon execution hereof Landlord shall refund to Tenant Fourteen Thousand Five Hundred Eighty and 00/100 ($14,580.00) Dollars and retain the difference of Thirteen Thousand Six Hundred Twenty and 00/100 ($13,620.00 ) Dollars as the Security Deposit for this Lease.

8. Option to Renew: Provided Tenant is not in default in performance of the Lease, Landlord hereby grants Tenant an option to renew this Lease for One (1) additional term of Twelve (12) months under the following terms and conditions:

1.) To exercise its Option to Renew, Tenant must provide Landlord written notice of its intention to exercise its Option to Renew not less than One Hundred Twenty (120) days before the expiration of the original Lease Term. Should Tenant not notify Landlord within the allowed time the Option to Renew shall expire and Tenant shall have no further rights hereunder.

2.) Upon exercise of Tenants Option to Renew, commencing December 1,2011, the Base Rent shall be increased to Sixteen Thousand Three Hundred Forty Four and 00/100 ($16,344.00) Dollars per month.

9. Parking: Tenant shall have the right to use 3.5 parking spaces per 1,000 square feet of Premises, as described in Paragraph 6.5 of the Lease.

10. Brokers: Tenant and Landlord represent and warrant that they have had no dealings with any real estate broker, agent or finder in connection with the Premises except for CresaPartners and Cornish & Carey Commercial. The patties acknowledge that CresaPartners is acting as the sole procuring real estate representative for the Tenant and Cornish & Carey Commercial is acting as the sole real estate representative for the Landlord. Landlord shall pay Cornish & Carey Commercial a real estate fee in connection with this lease transaction equal to one full month’s rent, which shall be divided equally between CresaPartners and Cornish & Carey Commercial. The entire fee shall be due and payable immediately upon mutual execution of a Lease Agreement by and between the Patties hereto.

Landlord and Tenant hereby ratify and confirm the terms of the Lease as amended hereby. Except as amended hereby, the Lease shall remain in full force and effect.

Attached hereto and made a part hereof by reference are the following:

1. Exhibit-A: Floor Plan

2. Exhibit-B: Agency Disclosure

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date specified adjacent to their signatures below and have initialed all Exhibits attached hereto or incorporated by reference.

“LANDLORD” SA CHALLENGER, INC., a Minnesota Corporation

By:	/s/ Joe Lafico	Date:	9/20/10
JOE LAFICO, Vice President

“TENANT” FORCE 10 NETWORKS, INC., a Delaware Corporation

By:	/s/ Leah Maher	Date:	9/14/2010
Leah Maher VP & General Counsel